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Exhibit 23.02

Consent of independent registered public accounting firm

We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated July 24, 2006, except as to the change in accounting for warrants and segment information described in Notes 1 and 9, respectively, which are as of December 28, 2006, relating to the consolidated financial statements of Omneon Video Networks, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, CA
February 14, 2007

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Consent of independent registered public accounting firm